Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Pam Erickson
781.522.5822
For Immediate Release

Raytheon Reports Solid First Quarter 2016 Results

•	Strong bookings of $6.2 billion; book-to-bill ratio of 1.08

•	Net sales of $5.8 billion, up 9.0 percent

•	EPS from continuing operations of $1.43

•	Solid operating cash flow from continuing operations of $325 million

•	As previously announced, increased annual dividend by 9.3 percent to $2.93 per share

•	Updated full-year 2016 guidance
__________________________________________________________________________________________________

WALTHAM, Mass., (April 28, 2016) - Raytheon Company (NYSE: RTN) announced net sales for the first quarter 2016 of $5.8 billion, up 9 percent compared to $5.3 billion in the first quarter 2015.
First quarter 2016 EPS from continuing operations was $1.43 compared to $1.78 in the first quarter 2015. First quarter 2016 EPS from continuing operations included, as expected, an $0.08 unfavorable impact associated with acquisition accounting adjustments related to ForcepointTM, partially offset by a tax benefit of $0.05 from adopting the new accounting standard for stock compensation, which was not in the Company's prior financial outlook. First quarter 2016 EPS from continuing operations included a favorable FAS/CAS Adjustment of $0.23 compared to a favorable FAS/CAS Adjustment of $0.10 in the first quarter 2015. In addition, first quarter 2015 EPS from continuing operations included a $0.42 favorable impact for the eBorders settlement with the U.K. Home Office.
“Raytheon had a good start to 2016 with bookings, sales, EPS and cash flow ahead of our expectations in the quarter,” said Thomas A. Kennedy, Raytheon Chairman and CEO. “Demand from our global customers continues to be strong, with particular strength in bookings from domestic as well as the Middle East and North Africa region.”
Operating cash flow from continuing operations for the first quarter 2016 was $325 million compared to $55 million for the first quarter 2015. The increase in operating cash flow from continuing operations in the first quarter 2016 was primarily due to the timing of collections and tax payments.

Summary Financial Results

	1st Quarter			%
($ in millions, except per share data)	2016	2015		Change

Bookings	$6,201	$4,471		38.7%
Net Sales	$5,763	$5,288		9.0%
Income from Continuing Operations attributable to Raytheon Company	$428	$551	[1]	-22.3%
EPS from Continuing Operations	$1.43	$1.78	[1]	-19.7%
Operating Cash Flow from Continuing Operations	$325	$55
Workdays in Fiscal Reporting Calendar	65	61
[1] First quarter 2015 Income from Continuing Operations attributable to Raytheon Company and EPS from Continuing Operations included the favorable $181 million pretax ($131 million after-tax) and $0.42 impact, respectively, for the eBorders settlement.

The Company had bookings of $6.2 billion in the first quarter 2016, resulting in a book-to-bill ratio of 1.08 in the quarter. First quarter 2015 bookings were $4.5 billion.
In the first quarter 2016, the Company repurchased 3.2 million shares of common stock for $400 million. In addition, as previously announced, the Company's Board of Directors voted to increase the Company's annual dividend rate by 9.3 percent from $2.68 to $2.93 per share, the twelfth consecutive annual dividend increase.
The Company ended the first quarter 2016 with $2.7 billion of net debt. Net debt is defined as total debt less cash and cash equivalents and short-term investments.
Backlog

($ in millions)	Period Ending
	Q1 2016	Q1 2015	2015
Backlog	$34,768	$32,485	$34,669
Funded Backlog	$26,168	$23,723	$25,060
Backlog at the end of the first quarter 2016 was $34.8 billion, an increase of approximately $2.3 billion compared to the end of the first quarter 2015. Funded backlog was $26.2 billion, an increase of approximately $2.4 billion compared to the end of the first quarter 2015.
Outlook
The Company has updated its financial outlook for 2016. Charts containing additional information on the Company's 2016 outlook are available on the Company's website at www.raytheon.com/ir.

2016 Financial Outlook
	Current	Prior (1/28/16)
Net Sales ($B)	24.0 - 24.5	24.0 - 24.5
Deferred Revenue Adjustment ($M)[1]	(77)*	(67)
Amortization of Acquired Intangibles ($M)[1]	(121)	(121)
FAS/CAS Adjustment ($M)	428	428
Interest Expense, net ($M)	(220) - (230)	(220) - (230)
Diluted Shares (M)	296 - 298	296 - 298
Effective Tax Rate	~28.5%*	~30.0%
EPS from Continuing Operations	$6.93 - $7.13*	$6.80 - $7.00
Operating Cash Flow from Continuing Operations ($B)	2.7 - 3.0	2.7 - 3.0
* Denotes change from prior guidance
[1] Deferred Revenue Adjustment and Amortization of Intangibles represent the unfavorable impact of the acquisition accounting adjustments to record acquired deferred revenue at fair value and the amortization of acquired intangible assets for all business segments.

Segment Results
The Company's reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and Forcepoint.
As previously reported, effective January 1, 2016, the Company reclassified, for all business segments, acquisition accounting adjustments such that they are no longer reported within the business segments and are instead reported in separate deferred revenue adjustment and amortization of acquired intangibles line items. In addition, as previously reported, effective January 1, 2016, the Company reorganized the IDS and IIS business segments. The business results that follow reflect the above changes.

Integrated Defense Systems
	1st Quarter
($ in millions)	2016	2015	% Change
Net Sales	$1,337	$1,307	2%
Operating Income	$147	$183	-20%
Operating Margin	11.0%	14.0%
Integrated Defense Systems (IDS) had first quarter 2016 net sales of $1,337 million, up 2 percent compared to $1,307 million in the first quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales on certain international Patriot programs.
IDS recorded $147 million of operating income in the first quarter 2016 compared to $183 million in the first quarter 2015. The change in operating income for the quarter was primarily driven by a $36 million unfavorable program adjustment. This program is included in one of the Company's joint ventures. As such, approximately 50 percent of the unfavorable impact is reversed on the Company's income statement on the net loss attributable to noncontrolling interest line. The adjustment is related to costs to replace or repair defective shelters built by one of our subcontractors on an international command and control program in the first quarter 2016. The company is pursuing recovery of these costs.

During the quarter, IDS booked $191 million to provide Patriot engineering services support for U.S. and international customers and $84 million to provide advanced Patriot air and missile defense capability for the U.S. Army. IDS also booked $198 million on a classified program.

Intelligence, Information and Services
	1st Quarter
($ in millions)	2016	2015	% Change
Net Sales	$1,493	$1,461	2%
Operating Income[1]	$100	$295	NM
Operating Margin	6.7%	20.2%
[1] First quarter 2015 operating income includes the favorable $181 million impact of the eBorders settlement.
NM = Not Meaningful
Intelligence, Information and Services (IIS) had first quarter 2016 net sales of $1,493 million, up 2 percent compared to $1,461 million in the first quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales on cybersecurity and special missions programs.
IIS recorded $100 million of operating income in the first quarter 2016 compared to $295 million in the first quarter 2015. First quarter 2015 operating income included the favorable $181 million impact of the eBorders settlement.
During the quarter, IIS booked $301 million for a U.S. Air Force program. IIS also booked $555 million on a number of classified contracts.

Missile Systems
	1st Quarter
($ in millions)	2016	2015	% Change
Net Sales	$1,720	$1,473	17%
Operating Income	$192	$207	-7%
Operating Margin	11.2%	14.1%
Missile Systems (MS) had first quarter 2016 net sales of $1,720 million, up 17 percent compared to $1,473 million in the first quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales on the Paveway™ and Advanced Medium-Range Air-to-Air Missile (AMRAAM®) programs.
MS recorded $192 million of operating income in the first quarter 2016 compared to $207 million in the first quarter 2015. The decrease in operating income for the quarter was primarily driven by higher net program efficiencies and a favorable resolution of a contractual issue in the first quarter 2015, as well as an unfavorable change on incentive fees on a missile defense program in the first quarter 2016. This was partially offset by higher volume and a favorable change in program mix in the first quarter 2016.
During the quarter, MS booked $646 million for AMRAAM for the U.S. Air Force, U.S. Navy and international customers. MS also booked $272 million for Standard Missile-6 (SM-6™) for the U.S. Navy and $225 million for Paveway for the U.S. Air Force and international customers.

Space and Airborne Systems
	1st Quarter
($ in millions)	2016	2015	% Change
Net Sales	$1,450	$1,358	7%
Operating Income	$173	$182	-5%
Operating Margin	11.9%	13.4%
Space and Airborne Systems (SAS) had first quarter 2016 net sales of $1,450 million, up 7 percent compared to $1,358 million in the first quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales on classified programs, including an international program.
SAS recorded $173 million of operating income in the first quarter 2016 compared to $182 million in the first quarter 2015. The change in operating income for the quarter was primarily due to a change in program mix.
During the quarter, SAS booked over $650 million on an international classified contract and $553 million on the Joint Polar Satellite System (JPSS) program for NASA. SAS also booked $470 million on a number of domestic classified contracts.
Shortly after the quarter close, SAS received a $1.0 billion award on the Next Generation Jammer (NGJ) program for the U.S. Navy.

Forcepoint
	1st Quarter
($ in millions)	2016	2015	% Change
Net Sales	$136	$24	NM
Operating Income	$14	$—	NM
Operating Margin	10.3%	—
NM = Not Meaningful
Forcepoint had first quarter 2016 net sales of $136 million compared to $24 million in the first quarter 2015. Forcepoint recorded $14 million of operating income in the first quarter 2016. The increase in net sales and operating income for the quarter was primarily due to the acquisitions of Websense in May 2015 and Stonesoft in January 2016.
About Raytheon
Raytheon Company, with 2015 sales of $23 billion and 61,000 employees, is a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. With a history of innovation spanning 94 years, Raytheon provides state-of-the-art electronics, mission systems integration, C5ITM products and services, sensing, effects, and mission support for customers in more than 80 countries. Raytheon is headquartered in Waltham, Mass. Visit us at www.raytheon.com and follow us on Twitter @raytheon.
Conference Call on the First Quarter 2016 Financial Results
Raytheon's financial results conference call will be held on Thursday, April 28, 2016 at 9 a.m. ET. Participants will include Thomas A. Kennedy, Chairman and CEO; Anthony F. O'Brien, vice president and CFO; and other Company executives.

The dial-in number for the conference call will be (866) 202-0886 in the U.S. or (617) 213-8841 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.
Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a government shutdown, or otherwise, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the unpredictability of timing of international bookings; the ability to comply with extensive governmental regulation and obtain approvals, including export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anti-corruption requirements including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations; changes in government procurement practices; the impact of competition; the ability to develop products and technologies; the impact of potential security and cyber threats, and other disruptions; the ability to recruit and retain qualified personnel; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company's assumptions; the risk of cost overruns, particularly for the Company's fixed-price contracts; dependence on component availability, subcontractor and partner performance and key suppliers; risks of a negative government audit; risks associated with acquisitions, investments, dispositions, joint ventures and other business arrangements; the ability to grow in the government and commercial cybersecurity markets; risks of an impairment of goodwill or other intangible assets; the use of accounting estimates in the Company's financial statements; the outcome of contingencies and litigation matters, including government investigations; the impact of financial markets and global economic conditions; the risk of environmental liabilities; and other factors as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments may contain non-GAAP financial measures. In such event, a GAAP reconciliation and a discussion of the Company's use of these measures are included in this release or the attachments.
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Attachment A
Raytheon Company
Preliminary Statement of Operations Information
First Quarter 2016

(In millions, except per share amounts)	Three Months Ended
	3-Apr-16	29-Mar-15

Net sales	$5,763	$5,288
Operating expenses
Cost of sales	4,400	3,833
General and administrative expenses	751	615
Total operating expenses	5,151	4,448
Operating income	612	840
Non-operating (income) expense, net
Interest expense	58	58
Interest income	(4)	(4)
Other (income) expense, net	(2)	(2)
Total non-operating (income) expense, net	52	52
Income from continuing operations before taxes	560	788
Federal and foreign income taxes	156	234
Income from continuing operations	404	554
Income (loss) from discontinued operations, net of tax	1	—
Net income	405	554
Less: Net income (loss) attributable to noncontrolling
interests in subsidiaries	(24)	3
Net income attributable to Raytheon Company	$429	$551

Basic earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.43	$1.79
Income (loss) from discontinued operations, net of tax	—	—
Net income	1.43	1.79

Diluted earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.43	$1.78
Income (loss) from discontinued operations, net of tax	—	—
Net income	1.43	1.79

Amounts attributable to Raytheon Company common
stockholders:
Income from continuing operations	$428	$551
Income (loss) from discontinued operations, net of tax	1	—
Net income	$429	$551

Average shares outstanding
Basic	299.2	308.2
Diluted	299.6	308.6

Attachment B
Raytheon Company
Preliminary Segment Information
First Quarter 2016

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Three Months Ended		Three Months Ended		Three Months Ended
	3-Apr-16	29-Mar-15	3-Apr-16	29-Mar-15	3-Apr-16	29-Mar-15

Integrated Defense Systems	$1,337	$1,307	$147	$183	11.0%	14.0%
Intelligence, Information and Services	1,493	1,461	100	295	6.7%	20.2%
Missile Systems	1,720	1,473	192	207	11.2%	14.1%
Space and Airborne Systems	1,450	1,358	173	182	11.9%	13.4%
Forcepoint	136	24	14	—	10.3%	—%
Eliminations	(347)	(335)	(33)	(33)
Total business segment	5,789	5,288	593	834	10.2%	15.8%
Acquisition Accounting Adjustments	(26)	—	(58)	(14)
FAS/CAS Adjustment	—	—	105	49
Corporate	—	—	(28)	(29)
Total	$5,763	$5,288	$612	$840	10.6%	15.9%

Attachment C
Raytheon Company
Other Preliminary Information
First Quarter 2016

(In millions)	Funded Backlog		Total Backlog
	3-Apr-16	31-Dec-15	3-Apr-16	31-Dec-15

Integrated Defense Systems	$8,776	$8,961	$10,242	$10,629
Intelligence, Information and Services	2,962	2,933	6,075	6,367
Missile Systems	8,332	7,998	10,822	10,885
Space and Airborne Systems	5,618	4,692	7,147	6,309
Forcepoint	480	476	482	479
Total	$26,168	$25,060	$34,768	$34,669

			Three Months Ended
			3-Apr-16	29-Mar-15

Total Bookings			$6,201	$4,471

			Three Months Ended
			3-Apr-16	29-Mar-15

Administrative and selling expenses			$552	$473
Research and development expenses			199	142
Total general and administrative expenses			$751	$615

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
First Quarter 2016

(In millions)
	3-Apr-16	31-Dec-15
Assets
Current assets
Cash and cash equivalents	$1,934	$2,328
Short-term investments	711	872
Contracts in process, net	5,882	5,564
Inventories	637	635
Prepaid expenses and other current assets	195	413
Total current assets	9,359	9,812

Property, plant and equipment, net	2,018	2,005
Goodwill	14,791	14,731
Other assets, net	2,661	2,733
Total assets	$28,829	$29,281

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,136	$2,193
Accounts payable	1,304	1,402
Accrued employee compensation	803	1,154
Other current liabilities	1,506	1,377
Total current liabilities	5,749	6,126

Accrued retiree benefits and other long-term liabilities	7,108	7,140
Long-term debt	5,332	5,330

Redeemable noncontrolling interest	330	355

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	30	398
Accumulated other comprehensive loss	(7,050)	(7,176)
Retained earnings	17,141	16,903
Total Raytheon Company stockholders' equity	10,124	10,128
Noncontrolling interests in subsidiaries	186	202
Total equity	10,310	10,330
Total liabilities, redeemable noncontrolling interest and equity	$28,829	$29,281

Attachment E
Raytheon Company
Preliminary Cash Flow Information
First Quarter 2016

	Three Months Ended
(In millions)	3-Apr-16	29-Mar-15
Cash flows from operating activities
Net income	$405	$554
(Income) loss from discontinued operations, net of tax	(1)	—
Income from continuing operations	404	554
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of acquisitions and divestitures
Depreciation and amortization	124	107
Stock-based compensation	54	51
Deferred income taxes	(38)	(94)
Tax benefit from stock-based awards	—	(18)
Changes in assets and liabilities
Contracts in process, net and advance payments and billings in excess of costs incurred	(362)	(586)
Inventories	—	(93)
Prepaid expenses and other current assets	149	(190)
Income taxes receivable/payable	189	326
Accounts payable	(43)	(112)
Accrued employee compensation	(351)	(157)
Other accrued expenses	(37)	8
Accrued retiree benefits	221	267
Other, net	15	(8)
Net cash provided by (used in) operating activities from continuing operations	325	55
Net cash provided by (used in) operating activities from discontinued operations	1	1
Net cash provided by (used in) operating activities	326	56
Cash flows from investing activities
Additions to property, plant and equipment	(150)	(55)
Proceeds from sales of property, plant and equipment	1	4
Additions to capitalized internal use software	(12)	(13)
Purchases of short-term investments	—	(148)
Sales of short-term investments	—	135
Maturities of short-term investments	127	250
Payments for purchases of acquired companies, net of cash received	(57)	(6)
Other	—	(31)
Net cash provided by (used in) investing activities	(91)	136
Cash flows from financing activities
Dividends paid	(201)	(186)
Repurchases of common stock under share repurchase programs	(400)	(300)
Repurchases of common stock to satisfy tax withholding obligations	(34)	(40)
Contribution from noncontrolling interests	11	—
Tax benefit from stock-based awards	—	18
Other	(5)	—
Net cash provided by (used in) financing activities	(629)	(508)
Net increase (decrease) in cash and cash equivalents	(394)	(316)
Cash and cash equivalents at beginning of the period	2,328	3,222
Cash and cash equivalents at end of period	$1,934	$2,906

Attachment F
Raytheon Company
Supplemental EPS Information
First Quarter 2016

(In millions, except per share amounts)		Three Months Ended
		3-Apr-16	29-Mar-15
Per share impact of the FAS/CAS Adjustment (A)		$0.23	$0.10
Per share impact of Forcepoint acquisition accounting adjustments (B)		(0.08)	—
Per share impact of all other acquisition accounting adjustments (excluding Forcepoint) (C)		(0.02)	(0.03)
Per share impact of adoption of new accounting standard for stock compensation (D)		0.05	—
Per share impact of the eBorders settlement (E)		—	0.42

(A)	FAS/CAS Adjustment	$105	$49
	Tax effect (at 35% statutory rate)	(37)	(17)
	After-tax impact	68	32
	Diluted shares	299.6	308.6
	Per share impact	$0.23	$0.10

(B)	Forcepoint deferred revenue adjustment	$(26)	$—
	Forcepoint amortization of acquired intangibles	(22)	(2)
	Total Forcepoint acquisition accounting adjustments	(48)	(2)

	Amount attributable to Raytheon Company (80.3%)	(39)	(2)
	Tax effect (at 35% statutory rate)	14	1
	After-tax impact	(25)	(1)
	Diluted shares	299.6	308.6
	Per share impact	$(0.08)	$—

(C)	IDS amortization of acquired intangibles	$—	$—
	IIS amortization of acquired intangibles	(5)	(3)
	MS amortization of acquired intangibles	—	—
	SAS amortization of acquired intangibles	(5)	(9)
	Total all other acquisition accounting adjustments (excluding Forcepoint)	(10)	(12)
	Tax effect (at 35% statutory rate)	3	4
	After-tax impact	(7)	(8)
	Diluted shares	299.6	308.6
	Per share impact	$(0.02)	$(0.03)

(D)	Adoption of new accounting standard for stock compensation	$16	$—
	Diluted shares	299.6	—
	Per share impact	$0.05	$—

(E)	eBorders settlement	$—	$181
	Tax effect (at 27.7% blended global tax rate)	—	(50)
	After-tax impact	—	131
	Diluted shares	—	308.6
	Per share impact	$—	$0.42